Exhibit 99.1

FOR IMMEDIATE RELEASE
Monday, December 8, 2008

CLAYTON WILLIAMS ENERGY UNWINDS COMMODITY
DERIVATIVES FOR CASH PROCEEDS OF $99 MILLION

Midland, Texas, December 8, 2008 – Clayton Williams Energy, Inc.  (NASDAQ–NMS:CWEI) today announced that it had terminated substantially all of its existing oil and gas derivative contracts for cash proceeds of $99.3 million.  The terminated contracts covered approximately 2.6 million barrels of oil and 15.2 million MMBtu of gas production for the months of January 2009 through December 2010.  Proceeds from these transactions were used to repay a portion of the Company’s outstanding bank indebtedness.

Clayton Williams Energy, Inc. is an independent energy company located in Midland, Texas.

Except for historical information, statements made in this release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  These statements are based on assumptions and estimates that management believes are reasonable based on currently available information; however, management's assumptions and the Company's future performance are subject to a wide range of business risks and uncertainties, and there is no assurance that these goals and projections can or will be met.  Any number of factors could cause actual results to differ materially from those in the forward-looking statements, including, but not limited to, production variance from expectations, volatility of oil and gas prices, the need to develop and replace reserves, the substantial capital expenditures required to fund operations, exploration risks, uncertainties about estimates of reserves, competition, government regulation, costs and results of drilling new projects, and mechanical and other inherent risks associated with oil and gas production.  These risks and uncertainties are described in the Company's filings with the Securities and Exchange Commission.  The Company undertakes no obligation to publicly update or revise any forward-looking statements.

Contact:

Patti Hollums                                                                           Mel G. Riggs
Director of Investor Relations                                              Chief Financial Officer
(432) 688-3419                                                                           (432) 688-3431
e-mail: cwei@claytonwilliams.com
website: www.claytonwilliams.com